EXHIBIT 10.1

PERFORMANCE OPTION GRANT AGREEMENT

March      , 2005

To:                              [Name]

[Address]

Re:                               Grant of Performance Options

Dear [first name]:

I am pleased to inform you that Plains All American GP LLC and Plains AAP, L.P. (together, the “Company”) hereby jointly grant to you [number] options (the “Options”) with respect to common units of Plains All American Pipeline, L.P. (the “MLP Units”) on the following terms:

1.                                       Each Option represents the right to purchase a single MLP Unit at a purchase price of $22.00 per MLP Unit; provided, however, that the purchase price with respect to an MLP Unit shall be reduced by an amount equal to 80% of the value of any distributions made with respect to an MLP Unit during the period beginning on June 7, 2001 and ending on the date record title to such MLP Unit is transferred in connection with the exercise of the Option.  For purposes of the foregoing, a distribution will be deemed made on the record date for such distribution.

2.                                       Subject to the further provisions below, the Options shall become vested (exercisable) on the later to occur of (i) January 1, 2008 and (ii) the date on which the quarterly distribution declared on the common units of Plains All American Pipeline, L.P. equals or exceeds $0.675. Notwithstanding the foregoing, all of the Options shall vest immediately upon occurrence of a Change in Control of the Company.  A “Change in Control of the Company” shall conclusively be deemed to have occurred on the date when (i) any person (other than Plains Resources Inc. or its wholly owned subsidiaries), including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the membership or partnership interest in the Company, (ii) the persons who own membership or partnership interests in the Company as of June 8, 2001 cease to beneficially own, directly or indirectly, more than 50% of the membership or partnership interest in the Company or (iii) (A) Plains Resources Inc. or its subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the membership or partnership interest in the Company and (B) within one year thereafter, the Company terminates your employment.

3.                                       All Options must be exercised by December 31 of the year in which they vest.  Any Options not so exercised will be forfeited.

4.                                       In the event of your termination of employment with the Company and its Affiliates for any reason other than (i) your death, (ii) your “Disability” (a physical or mental infirmity that impairs your ability to perform substantially your duties for a period of 180 consecutive days or that the Company otherwise determines constitutes a Disability) or (iii) in connection with a Change in Control of the Company, all of your Options not then vested shall automatically be forfeited unexercised as of your date of termination.

5.                                       In the event of your termination of employment with the Company and its Affiliates due to your death or Disability or in connection with a Change in Control, all of your Options shall immediately vest.

6.                                       Vested Options may be exercised by written notice to the Company at its principal executive office addressed to the attention of its Secretary.  The purchase price with respect to a vested Option shall be paid in full at the time of exercise in cash or other property acceptable to the Company, which may include, in your discretion, withholding a number of MLP Units otherwise payable to you.

7.                                       Upon exercise of an Option, you shall pay all required withholding taxes.

8.                                       For purposes hereof, you shall be considered to be in the employment of the Company as long as you remain an employee of the Company and its Affiliates.  Any question as to whether and when there has been a termination of your employment, and the cause of such termination, shall be determined by the Company and its determination shall be final.

9.                                       This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under you.

10.                                 These Options shall not be transferable otherwise than (a) by will or the laws of descent and distribution, (b) pursuant to a qualified domestic relations order as defined in Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules thereunder, or (c) with the consent of the Company.

11.                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

By signing below, you agree that the Options are governed by the terms of the Plains All American 2001 Performance Option Plan, as amended (the “Plan”).  Terms used herein that are defined in the Plan shall have the meanings set forth in the Plan. Terms used herein that are not defined either herein or in the Plan shall have the meaning set forth in the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended (the “Partnership Agreement”).  Copies of the Plan and the Partnership Agreement are available upon request.  Please execute and return this Agreement to me.  The attached copy of this Agreement is for your records.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of March      , 2005.

PLAINS ALL AMERICAN GP LLC

By:
Tim Moore, Vice President

PLAINS AAP, L.P.
By Plains All American GP LLC,
its general partner

By:
Tim Moore, Vice President

OPTIONEE

[name]